Exhibit 10.1
Description of long-term performance incentives under the National Fuel Gas Company Performance Incentive Program
On December 22, 2008, the Compensation Committee of the Board of Directors of National Fuel Gas Company (the “Company”) approved long-term performance incentives under the National Fuel Gas Company Performance Incentive Program (the “Program”) for a performance period of October 1, 2008 to September 30, 2011. The Compensation Committee established levels of performance at which 50%, 100%, 150% and 200% of the target incentive will be payable, as described below. For performance levels between established levels, a portion of the target incentive will be payable as determined by mathematical interpolation.
The performance condition for the October 1, 2008 to September 30, 2011 performance period is the Company’s total return on capital as compared to the same metric for peer companies in the Natural Gas Distribution and Integrated Natural Gas Companies group as calculated and reported in the Monthly Utility Reports of AUS, Inc., a leading industry consultant (“AUS”). In determining the Company’s total return on capital for purposes of this comparison, the Compensation Committee will adjust the AUS calculation of the Company’s total return on capital so as to include any gains realized by the Company on the sale of operations that were reported under Generally Accepted Accounting Principles as discontinued operations.
Payment will be made in accordance with the Program if the Company achieves certain levels of performance relative to the peer group. For example, if the Company achieves a rank, as a percentile of the peer group, of 60%, then 100% of the target incentive will be paid. Other performance levels may result in payments ranging from 0% to 200% of the target incentive.
For the October 1, 2008 to September 30, 2011 performance period, the Compensation Committee approved the following target incentives for the following named executive officers of the Company: D. F. Smith, $648,000; R. J. Tanski, $375,000; M. D. Cabell, $240,000; A. M. Cellino, $200,000 and J. R. Pustulka, $105,000.